EXHIBIT 99.1

Forza X1 Announces Pricing of $8 Million Public Offering

FORT PIERCE, FL / ACCESSWIRE / June 12, 2023 / Forza X1, Inc. (Nasdaq: FRZA) (“Forza,” the “Company”), a developer of electric sport boats aimed at promoting sustainable recreational boating, announced today the pricing of an underwritten public offering of 5,334,000 shares of its common stock at a price to the public of $1.50 per share for gross proceeds of approximately $8 million, before deducting underwriting discounts and offering expenses. In addition, Forza has granted the underwriters a 45-day option to purchase up to an additional 800,100 shares of common stock to cover over-allotments at the public offering price, less the underwriting discount. The offering is expected to close on June 14, 2023, subject to satisfaction of customary closing conditions.

The Company intends to use the proceeds for the development of its manufacturing facility, for working capital and general corporate purposes.

ThinkEquity is acting as sole book-running manager for the offering.

A registration statement on S-1 (333-272502) relating to the shares was filed with the Securities and Exchange Commission (“SEC”) and became effective on June 12, 2023. This offering is being made only by means of a prospectus. Copies of the final prospectus, when available, may be obtained from ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004. The final prospectus will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Forza X1, Inc.

Forza X1, Inc.’s mission is to inspire the adoption of sustainable recreational boating by producing stylish electric sport boats. We are focused on the creation, implementation and sale of electric boats utilizing our electric vehicle technology to control and power our boats and proprietary outboard electric motor. Our electric boats are being designed as fully integrated electric boats including the hull, outboard motor and control system. For more information, please visit forzax1.com.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Forza’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict including the completion of the public offering, the satisfaction of customary closing conditions related to the offering and the intended use of proceeds from the offering. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Forza undertakes no duty to update such information except as required under applicable law.